Exhibit 2

FFCL
LIONEL SAWYER & COLLINS
Charles H. McCrea, Jr. (SBN #104)
cmccrea@lionelsawyer.com
Steven C. Anderson (SBN #11901)
sandereson@lionelsawyer.com
1700 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada 89101
Tel. (702) 383-8888
Fax (702) 383-8845

Attorneys for Plaintiffs

DISTRICT COURT
CLARK COUNTY, NEVADA

Z CAPITAL PARTNERS, L.L.C., et al., Plaintiffs, vs. DON R. KORNSTEIN, et al., Defendants.	CASE NO.: A-13-677739-B DEPT. NO.: XIII **FINDINGS OF FACT, CONCLUSIONS OF LAW, ORDER AND PRELIMINARY INJUNCTION**
AND ALL RELATED CLAIMS.	

THIS MATTER came before the Court on April 29, 2013, for hearing on Plaintiffs' Motion for Preliminary Injunction. Plaintiffs Z CAPITAL PARTNERS, L.L.C., Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS I, L.L.C., Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS II, L.L.C., Z CAPITAL HG, L.L.C., Z CAPITAL HG-C, L.L.C. (collectively "Z Capital") were represented by Charles H. McCrea, Jr. (SBN #104) of the law firm Lionel Sawyer & Collins. Defendants DON R. KORNSTEIN ("Kornstein"), THOMAS M. BENNINGER ("Benninger"), SCOTT D. HENRY ("Henry"), MICHAEL RUMBOLZ

RECEIVED
MAY 10 2013
DISTRICT COURT DEPT# 13

LIONEL SAWYER
& COLLINS
ATTORNEYS AT LAW
00 BANK OF AMERICA PLAZA
300 SOUTH FOURTH ST.
LAS VEGAS,
NEVADA 89101
(702) 383-8888

FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION

Page 1 of 13

("Rumbolz") and DAVID D. ROSS ("Ross" and with Kornstein, Benninger, Henry and Rumbolz the "Director Defendants") were represented by James J. Pisanelli (SBN #4027) of the law firm Pisanelli Bice PLLC and Yosef J. Reimer (admitted *pro hac vice*) of the law firm Kirkland & Ellis LLP. Nominal Defendant AFFINITY GAMING ("Affinity" and, collectively with the Director Defendants, "Defendants") was represented by Tamara Beatty Peterson (SBN #5218) of the law firm Brownstein Hyatt Farber Schreck, LLP. The Court has reviewed the pleadings and papers on file herein and heard the arguments of counsel. GOOD CAUSE APPEARING, the Court enters the following FINDINGS OF FACT, CONCLUSIONS OF LAW, ORDER AND PRELIMINARY INJUNCTION.

FINDINGS OF FACT[1]

1. Z Capital is the owner of 6,171,017.40 common shares of Affinity, representing just over 30% of its issued and outstanding common shares. By virtue of these holdings Z Capital is Affinity's largest shareholder. Plaintiffs have a long-standing investment history with Affinity, first as holders of its predecessor's bank notes and as equity holders since the Company exited bankruptcy in 2010. Z Capital, its President, James Zenni, and its CFO, have all undergone extensive, in-depth scrutiny and been approved or licensed as shareholders by all of the gaming regulators in each of the four states in which Affinity operates.

2. Affinity, a nominal defendant, is at present a Nevada corporation and is the successor to Affinity Gaming, LLC through Articles of Conversion filed with the Nevada Secretary of State on or about December 20, 2012. Affinity has a principal place of business in

[1] The proposed factual findings are intended to be preliminary only in the sense that Z Capital is deemed to have shown a reasonable probability of being able to show such facts to support a preliminary injunction.

LIONEL SAWYER & COLLINS
ATTORNEYS AT LAW
00 BANK OF AMERICA PLAZA
300 SOUTH FOURTH ST.
LAS VEGAS, NEVADA 89101
(702) 383-8888

FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION
Page 2 of 13

Clark County, Nevada.

3. Defendant Kornstein is an unelected Director and Chairman of the Board of Directors of Affinity and has served in the same capacity with Affinity since on or about December 31, 2010.

4. Defendant Benninger is an unelected Director of Affinity and has served in the same capacity with Affinity since on or about December 31, 2010.

5. Defendant Henry is an unelected Director of Affinity and has served in the same capacity with Affinity since on or about December 31, 2010.

6. Defendant Rumbolz is an unelected Director of Affinity and served in the same capacity with Affinity from on or about December 31, 2010 through April 1, 2013.

7. Defendant Ross is an unelected Director and the Chief Executive Officer of Affinity and has served in those capacities with Affinity since on or about January 7, 2011.

8. Affinity, formerly Affinity Gaming, LLC (the "Company"), and known before that as Herbst Gaming, LLC, is the post-bankruptcy successor to Herbst Gaming, Inc., and its affiliates. Affinity operates predominantly as a diversified casino gaming company. It owns and operates casinos in Nevada, Missouri, Iowa and Colorado. In Clark County, Nevada, Affinity owns and operates Terrible's Hotel & Casino in Las Vegas, Terrible's Casino & Bowl in Henderson, and Primm Valley Resort & Casino, Buffalo Bill's Hotel & Casino and Whiskey Pete's Hotel & Casino, all in Primm.

9. On March 22, 2009, Affinity's predecessor, Herbst Gaming, Inc., was insolvent and sought protection in the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court"). As a part of the bankruptcy process, the holders of Herbst Gaming, Inc.'s senior secured debt agreed to exchange their share of that debt for membership interests in a

FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION

Page 3 of 13

LIONEL SAWYER & COLLINS
ATTORNEYS AT LAW
50 BANK OF AMERICA PLAZA
300 SOUTH FOURTH ST.
LAS VEGAS, NEVADA 89101
(702) 383-8888

Nevada limited liability company, Herbst Gaming, LLC in partial satisfaction of their claims. Among the Herbst debt holders who became owners of equity units in Herbst Gaming, LLC were two Z Capital entities, Z Capital Special Situations Fund, LP and Z Capital HG Holdings, L.P. The rights of Z Capital and the other owners of Herbst Gaming LLC were carefully negotiated and set forth in detail in an Operating Agreement governing the new Company. The Operating Agreement, effective December 31, 2010, was approved by the Bankruptcy Court and Herbst’s creditors in the Chapter 11 proceeding. The Operating Agreement remained unchanged and in full force and effect when Herbst Gaming LLC changed its name to Affinity Gaming LLC on May 20, 2011. 10. Plaintiff Z Capital Special Situations Fund, L.P. and Z Capital HG Holdings, L.P., the predecessor to Plaintiff Z Capital Special Situations Holdings I, L.L.C., were parties to the Operating Agreement and are identified in that agreement as Members, then holding 115,726.10 Common Units in the Company. 11. Following the Company’s emergence from bankruptcy in 2010, a number of debt holders that had received equity units through the bankruptcy concluded that they did not wish to continue owning that equity. In reliance upon the carefully negotiated terms and provisions of the Company’s Operating Agreement, Z Capital acquired additional shares from some of these equity unit holders, eventually becoming the Company’s largest shareholder. Through a series of purchases, which were presented to and vetted by gaming regulators in all four states in which Affinity operates and duly reported in filings with the U.S. Securities and Exchange Commission (“SEC”), Plaintiffs’ holdings in the Company grew to just over 30%. Since the Company’s emergence from bankruptcy, Z Capital has invested over $72 Million in the Company. 12. The Operating Agreement provides that the Company shall be managed by a FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 4

Board of Directors who were chosen by a committee of bankruptcy creditors solely to serve as the Company’s initial directors. These directors are the Director Defendants. 13. In October 2012, Z Capital notified Defendants that it wished to acquire additional equity units in the Company and wanted representation on the Company’s Board of Directors. 14. On December 20, 2012, the Director Defendants caused the Company to be converted from a Nevada limited liability company to a Nevada corporation (the “Corporate Conversion”) by filing Articles of Conversion and Articles of Incorporation with the Nevada Secretary of State. On that same day, the Director Defendants adopted Bylaws. 15. Section 11.3 of the December 20, 2012, Affinity Articles of Incorporation allows the Board of Directors (without shareholder approval or the consent of shareholders that may be disproportionately affected) to: a) authorize preferred stock with special rights and priorities that rank ahead of the common shares received in the Corporate Conversion in place of units in the Company; b) issue Rights exercisable for more than 20% of the outstanding common shares; and c) adopt a “rights agreement” (commonly known as a “poison pill”) whose design and effect would disproportionately adversely treat certain shareholders. 16. On December 21, 2012, the Defendants filed with the SEC a “Rights Agreement” and “Designation of Series A Preferred Stock” predicated on the new equity permitted by Affinity’s Articles of Incorporation. 17. The Defendants used that new equity to declare a dividend of one Right (a “Right”) for each outstanding Common Share of the Company’s common stock. According to the Certificate of Designation, once the rights become exercisable, each Right will entitle every holder of the Common Shares (other than a shareholder engaging in the event triggering the FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 5

“poison pill”) to buy one thousandth of a share of the new Series A Preferred Stock (each a “Preferred Share”) at an exercise price of $45.00, or in the alternative, to acquire additional newly issued Common Shares at an effective 50% discount from the market price. 18. The Rights Agreement is designed and intended to allow the Board of Directors to implement the “poison pill” at such time as any shareholder holding 15% or more of the outstanding Common Shares of Affinity engages in a triggering event — such as acquiring a single additional share of stock in Affinity. At the time the Rights Agreement was adopted, only Z Capital and one other shareholder held 15% or more of the outstanding Common Shares of Affinity. Thus, after the adoption of the Rights Agreement on December 21, 2012, if Z Capital engaged in a triggering event — such as acquiring a single additional share of stock in Affinity —it would be explicitly excluded from exercising the “Rights” granted to all other Affinity shareholders and its economic interest and voting rights in Affinity would be reduced immediately by approximately 85%. 19. The Company’s Operating Agreement specifically contemplates the conversion of the Company from a limited liability company to a corporation. Section 7.15 states: Reorganization as a Corporation. At the election of a Majority-in-Interest of Members or the Board of Directors, the Company shall take any and all action reasonably necessary to cause the Company to be reorganized as a corporation or taxed as a corporation (the “Corporate Conversion”), which action may include (i) amendments to the organizational documents of the Company that provide for a conversion of the Company to a corporation in accordance with Nevada Law, (ii) electing to be treated as a corporation for tax purposes, (iii) a merger or consolidation of the Company with or into a corporation or (iv) a transfer of all or substantially all of the assets of the Company to a corporate successor. In connection with a Corporate Conversion described in clause (i), (iii) or (iv) of the definition of Corporate Conversion, each of the Members shall receive shares (or other equity securities which, in the case of Profit Units, shall be stock, or equity securities that (subject to the satisfaction of any applicable vesting requirements) are convertible into or exercisable or exchangeable for stock) and other rights in connection with such Corporate Conversion FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 6

(disregarding the tax treatment of such conversion or redemption, if applicable) substantially equivalent to such economic interest, governance, priority and other rights and privileges as such Member has with respect to its Interest prior to such Corporate Conversion and are consistent with the rights and privileges attendant to such Interests as set forth in this Agreement as in effect immediately prior to such Corporate Conversion. To ensure that such rights and privileges are afforded to such Members in the organizational and other documents of the resulting corporation, Members shall, at the request of the Company, enter into a stockholder or similar agreement with such terms as are necessary and appropriate to reflect, with respect to the shares or other equity interests, if any, issued in connection with a Corporate Conversion, such rights and obligations as are provided for herein with respect to the Interests. [Emphasis added.] 20. Thus, a corporate conversion was permissible so long as “each of the Members shall receive shares ... and other rights in connection with such Corporate Conversion... substantially equivalent to such economic interest, governance, priority and other rights and privileges as such Member has with respect to its Interest prior to such Corporate Conversion and are consistent with the rights and privileges attendant to such Interests as set forth in [the Operating Agreement] as in effect immediately prior to such Corporate Conversion.” 21. Among other things, the Operating Agreement (at Section 7.6(c)) prohibits the Board of Directors, without the prior approval of a majority-in-interest of the Company’s equity unit holders, from issuing any “securities convertible into or exercisable for Units, in any transaction ... if the number of Units to be issued is, or will be upon issuance, equal to or in excess of 20% of the outstanding Units of the Company prior to the proposed issuance....” 22. Further, the Operating Agreement prohibits any amendment to the Company’s governance documents that would disproportionately adversely affect a member’s economic interest in the Company without that member’s explicit consent. Section 12.1 of the Operating Agreement provides: “[N]o amendment to this Agreement shall, without the prior consent of each Member disproportionately adversely affected thereby, disproportionately increase the FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 7

liability of any Member, disproportionately decrease any Member’s interest in Net Income or items of income or gain and distributions or disproportionately increase any Member’s interest in Net Loss or items of deduction or loss.” 23. Plaintiffs have a reasonable probability of proving, through the Corporate Conversion effected by Defendants, Z Capital did not receive shares and other rights in the new corporation substantially equivalent to the “economic interest, governance, priority and other rights and privileges” held by Z Capital “immediately prior to such Corporate Conversion.” 24. Plaintiffs also have a reasonable probability of proving that Defendants effected the Corporate Conversion authorizing, among other things, the Board of Directors to create and issue preferred shares and to issue additional securities equal to or in excess of 20% of the outstanding Units of the Company prior to the Corporate Conversion without Z Capital’s participation and without seeking the approval of a majority-in-interest of the equity unit holders of the Company or shareholders of Affinity. 25. The Rights Agreement adopted by the Defendants immediately following the Corporate Conversion, disproportionately adversely affected Z Capital’s economic interests and voting rights in the Company and was done without Z Capital’s explicit consent. 26. Z Capital has been irreparably injured by Defendants’ Corporate Conversion and adoption of the Rights Agreement because they deny Z Capital, without its consent, the use and enjoyment of its relative equity position as contemplated by the Operating Agreement’s assurance that a transition in form of the entity would maintain substantially equivalent rights and privileges. Such a breach of the terms of the Operating Agreement is likely not adequately remedied at law. 27. Balance of hardships, public interest and status quo considerations favor FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 8

injunctive relief. 28. Security in the sum of $100,000 should be sufficient for the payment of such costs and damages as may be incurred or suffered by any party who is found to have been wrongfully enjoined or restrained in this matter. 29. If any Finding of Fact is a Conclusion of Law, it shall be so deemed and incorporated by reference as a Conclusion of Law. CONCLUSIONS OF LAW 1. In Nevada, “[a] preliminary injunction is available when the moving party can demonstrate that the nonmoving party’s conduct, if allowed to continue, will cause irreparable harm for which compensatory relief is inadequate and that the moving party has a reasonable likelihood of success on the merits.”(2) Finkel v. Cashman Professional, Inc., 128 Nev. Adv. Op. 6, 270 P.3d 1259, 1262 (2012), citing Boulder Oaks Community Association v. B & J Andrews, LLC, 125 Nev. 397, 403, 215 P.3d 27, 31 (2009). “[C]ourts also weigh the potential hardships to the relative parties and others, and the public interest.” University and Community College System of Nevada v. Nevadans for Sound Government, 120 Nev. 712, 721, 100 P.3d 179, 187 (2) NRS 33.010 provides that an injunction may be granted: 1. When it shall appear... that the plaintiff is entitled to the relief demanded, and such relief or any part thereof consists in restraining the commission or continuance of the act complained of, either for a limited period or perpetually. 2. When it shall appear... that the commission or continuance of some act, during the litigation, would produce great or irreparable injury to the plaintiff. 3. When it shall appear, during the litigation, that the defendant is doing or threatens, or is about to do, or is procuring or suffering to be done, some act in violation of the plaintiff’s rights respecting the subject of the action, and tending to render the judgment ineffectual. FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 9

(2004). The decision to grant a preliminary injunction lies within the District Court’s discretion. Boulder Oaks, 125 Nev. at 403, 215 P.3d at 31. 2. Z Capital has demonstrated a reasonable likelihood that it will succeed on the merits of its claim that the economic interest, governance, priority and other rights and privileges it received upon the Corporate Conversion effected by Defendants were not substantially equivalent to such rights and privileges held by Z Capital immediately prior to such Corporate Conversion. 3. Z Capital has demonstrated a reasonable likelihood that it will succeed on the merits of its claim that the provisions in Affinity’s Articles of Incorporation allowing the Board of Directors to issue additional securities convertible into or exercisable for shares equal to or in excess of 20% of the outstanding common stock of the Company without shareholder approval violates the terms of the Operating Agreement and is therefor invalid. 4. Z Capital has demonstrated a reasonable likelihood that it will succeed on the merits of its claim that the Rights Agreement disproportionately adversely affects Z Capital’s economic interests and voting rights without Z Capital’s explicit consent in violation of the terms of the Operating Agreement and is therefor invalid. 5. Z Capital has demonstrated a reasonable likelihood that it will succeed on the merits of its claim that Defendants have breached the Operating Agreement. 6. A breach of the Operating Agreement is likely not adequately remedied at law. See e.g. Hilton Hotels Corp. v. ITT Corp., 978 F. Supp. 1342, 1351 (D. Nev. 1997); NRS 92A.250(3)(b) and (d); NRS 86.286.(3) (3) The latter statute provides, in subsection (2)(b), that, after the filing of the articles, or after the effective date thereof, “...the operating agreement binds the limited liability company and may be enforced whether or not the limited liability company assents to the operating agreement.” FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 10

7. Z Capital has the right to specific enforcement of the terms of the Operating Agreement requiring that in a Corporate Conversion Z Capital receive shares in the corporation with attendant rights and privileges substantially equivalent to such rights and privileges attendant to the equity units held by Z Capital in the limited liability company immediately prior to such Corporate Conversion. These include the rights and privileges enumerated in Sections 7.6(c) and 12.1 of the Operating Agreement. 8. Balancing of hardships, public interest and status quo considerations weigh in favor of granting injunctive relief. 9. Security in the amount of $100,000 is adequate to support the issuance of the preliminary injunction indicated as appropriate by the Findings of Fact and Conclusions of Law entered herein. 10. If any Conclusion of Law is a Finding of Fact, it shall be so deemed and incorporated by reference as a Finding of Fact. . . . . . . . . . . . . . . . . . . . . . . . . . . . . FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 11

ORDER AND PRELIMINARY INJUNCTION In light of and based on the foregoing Findings of Fact and Conclusions of Law and good cause appearing, it is hereby ORDERED, ADJUDGED AND DECREED that Plaintiffs’ Motion for Preliminary Injunction be and the same is GRANTED IN PART and DENIED IN PART. And it is further ORDERED, ADJUDGED AND DECREED, pending further order of the Court, Defendants and their officers, agents, servants, employees, and attorneys are hereby enjoined and restrained from: (1) creating or issuing any preferred securities; (2) authorizing or issuing any additional securities convertible into or exercisable for shares equal to or in excess of 20% of the outstanding common stock of the Company without shareholder approval; (3) enforcing the Rights Agreement and/or granting or issuing any Rights provided therein; (4) adopting any agreement or plan similar to the Rights Agreement or any other agreement or plan that would disproportionately adversely affect the economic interests or voting rights of Z Capital without Z Capital’s explicit consent; and/or (5) impairing or impeding, in any manner, any acquisition or sale of Affinity shares by Z Capital. And it is further ORDERED, ADJUDGED AND DECREED, as a condition to the effect of this Preliminary Injunction, Z Capital shall post security with the District Court Clerk in the sum of $100,000. And it is further . . . . . . . . . . . . . . . FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 12

ORDERED, ADJUDGED AND DECREED that Plaintiffs’ Motion for Preliminary Injunction, in all other respects, shall be and the same is DENTED WITHOUT PREJUDICE. DATED and DONE this 10th day of May 2013. /s/ [ILLEGIBLE] DISTRICT COURT JUDGE Respectfully submitted by: LIONEL SAWYER & COLLINS By: /s/ Charles H. McCrea, Jr. Charles H. McCrea, Jr. (SBN #104) Steven C. Anderson (SBN #11901) 1700 Bank of America Plaza 300 South Fourth Street Las Vegas, Nevada 89101 Attorneys for Plaintiffs FINDINGS OF FACT, CONCLUSIONS OF LAW AND PRELIMINARY INJUNCTION 13